As filed with the Securities and Exchange Commission on December 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Delcath Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1245881
(State or other jurisdiction incorporation or organization)	(I.R.S. Identification Number of Employer)

1633 Broadway, Suite 22C
New York, NY	10019
(Addresses of Principal Executive Offices)	(Zip Code)

Delcath Systems, Inc. Omnibus 2020 Equity Incentive Plan

Delcath Systems, Inc. 2023 Inducement Plan

Non-Plan Inducement Stock Option Grants

(Full title of the plans)

Gerard Michel

Chief Executive Officer

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, NY

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan Sansom Christina Roupas Cooley LLP 500 Boylston Street Boston, MA 02116-3736 (617) 937 2335	David Hoffman General Counsel Delcath Systems, Inc. 1633 Broadway, Suite 22C New York, NY

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE AND GENERAL INSTRUCTION E INFORMATION

This Registration Statement on Form S-8 is being filed by Delcath Systems, Inc. (the “Company”) for the purpose of registering an additional 3,671,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) comprising of

•	2,650,000 shares of Common Stock issuable under the Company’s Omnibus 2020 Equity Incentive Plan (the “2020 Incentive Plan”);

•	650,000 shares of Common Stock issuable under the Company’s 2023 Inducement Award Plan (the “2023 Inducement Plan”);

•

25,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Carol Crooke, which was granted outside of a plan as an inducement equity award (the “Crooke Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Crooke Inducement Award was approved by the Registrant’s Board of Directors (the “Board”), as an inducement material to Ms. Crooke entering into employment with the Registrant;

•

15,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Kent Vickerman, which was granted outside of a plan as an inducement equity award (the “Vickerman Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Vickerman Inducement Award was approved by the Registrant’s Board, as an inducement material to Mr. Vickerman entering into employment with the Registrant;

•

12,500 shares of Common Stock issuable upon the exercise of an outstanding option granted to Helen Shapiro, which was granted outside of a plan as an inducement equity award (the “Shapiro Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Shapiro Inducement Award was approved by the Registrant’s Board, as an inducement material to Ms. Shapiro entering into employment with the Registrant;

•

100,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Sandra Pennell, which was granted outside of a plan as an inducement equity award (the “Pennell Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Pennell Inducement Award was approved by the Registrant’s Board, as an inducement material to Ms. Pennell entering into employment with the Registrant;

•

150,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Vojislav Vukovic, which was granted outside of a plan as an inducement equity award (the “Vukovic Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Vukovic Inducement Award was approved by the Registrant’s Board, as an inducement material to Mr. Vukovic entering into employment with the Registrant;

•

15,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Michael Cooper, which was granted outside of a plan as an inducement equity award (the “Cooper Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Cooper Inducement Award was approved by the Registrant’s Board, as an inducement material to Mr. Cooper entering into employment with the Registrant;

•

10,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Joshua Dannehl, which was granted outside of a plan as an inducement equity award (the “Dannehl Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Dannehl Inducement Award was approved by the Registrant’s Board, as an inducement material to Mr. Dannehl entering into employment with the Registrant;

•

15,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Travis Radevski, which was granted outside of a plan as an inducement equity award (the “Radevski Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Radevski Inducement Award was approved by the Registrant’s Board, as an inducement material to Mr. Radevski entering into employment with the Registrant;

•

17,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Peggy Stephenson, which was granted outside of a plan as an inducement equity award (the “Stephenson Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Stephenson Inducement Award was approved by the Registrant’s Board, as an inducement material to Ms. Stephenson entering into employment with the Registrant; and

•

12,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Amy Wiebe, which was granted outside of a plan as an inducement equity award (the “Wiebe Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Wiebe Inducement Award was approved by the Registrant’s Board, as an inducement material to Ms. Wiebe entering into employment with the Registrant.

The shares of the Company’s Common Stock previously reserved for issuance under the 2020 Incentive Plan were registered on the Registrant’s Registration Statements on Form S-8 (File nos. 333- 251385 and 333-262022) filed with the Securities and Exchange Commission (the “Commission”) on January 5, 2022 and December 16, 2020, respectively (the “Prior Forms S-8”).

On December 5, 2023, the Board of Directors (the “Board”) adopted the 2023 Inducement Plan (the “Inducement Plan”), pursuant to which the Company reserved 650,000 shares of Common Stock, to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.

The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and dividend equivalent rights. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

This Registration Statement relates to securities of the same class as those to which the Prior Forms S-8 relate and is submitted in accordance with General Instruction E of Form S-8. Pursuant to General Instruction E of Form S-8, the contents of Prior Forms S-8 are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 27, 2023;

•

the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September  30, 2023, filed with the Commission on May 22, 2023,  August  9, 2023 and November 13, 2023, respectively;

•	the Registrant’s Current Reports on Form 8-K, filed with the Commission on, March 30, 2023, June 13, 2023, June 22, 2023 and August 15, 2023;

•

the information specifically incorporated by reference into the Registrant’s 2022 Annual Report on Form 10-K referred to above from the Registrant’s definitive proxy statement relating to the Registrant’s 2023 annual meeting of stockholders, filed with the Commission on May  1, 2023; and

•

the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on September 22, 2000, including any amendments or reports filed for purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of Delaware’s General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article SEVENTH of the Company’s amended and restated certificate of incorporation provides that no person serving as a director of the Company shall be personally liable to the Company or its stockholders for breach of his or her fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Article EIGHTH of the Company’s amended and restated certificate of incorporation requires the Company to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Company is permitted to indemnify such persons.

We have entered into indemnification agreements with our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed with the Commission on September 25, 2019)

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 17, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.3	Certificate of Correction to Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 22, 2019 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.4	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc., effective December 24, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 30, 2019)

4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated November 23, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2020)

4.6	Amended and Restated By-Laws of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 23, 2000)

5.1*	Opinion of Cooley LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

99.1	Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-8 filed with the Commission on January 5, 2022)

99.2*	Delcath Systems, Inc. 2023 Inducement Plan

99.3*	Form of Inducement Awards Stock Option Award Agreement

99.4*	Form of Off-Plan Inducement Award Stock Option Award Agreement

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 15, 2023.

DELCATH SYSTEMS, INC.

Date: December 15, 2023	By:	/s/ Gerard Michel
	Name:	Gerard Michel
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gerard Michel as his true and lawful attorney with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or their or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerard Michel	Chief Executive Officer and Director	December 15, 2023
Gerard Michel	(Principal Executive Officer)

/s/ Sandra Pennell	Senior Vice President of Finance	December 15, 2023
Sandra Pennell	(Principal Accounting Officer)

/s/ John R. Sylvester	Director	December 15, 2023
John R. Sylvester

/s/ Elizabeth Czerepak	Director	December 15, 2023
Elizabeth Czerepak

/s/ Steven Salamon	Director	December 15, 2023
Steven Salamon

/s/ Roger G. Stoll	Director	December 15, 2023
Roger G. Stoll

/s/ Gilad Aharon	Director	December 15, 2023
Gilad Aharon